                EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                    WHIRLPOOL CORPORATION AND SUBSIDIARIES

              (ALL AMOUNTS IN MILLIONS EXCEPT EARNINGS PER SHARE)

                                                           1997    1996   1995
                                                          ------  ------ ------
Basic:
  Average Shares Outstanding.............................   74.7    74.3   73.9
  Earnings (Loss):
    Continuing Operations................................ $(46.4) $140.9 $195.5
    Discontinued Operations..............................   31.6    14.9   13.9
                                                          ------  ------ ------
  Net Earnings (Loss).................................... $(14.8) $155.8 $209.4
                                                          ======  ====== ======
  Earnings (Loss) Per Share from Continuing Operations... $(0.62) $ 1.90 $ 2.64
  Net Earnings (Loss) Per Share.......................... $(0.20) $ 2.10 $ 2.83
                                                          ======  ====== ======
Diluted:
  Average Shares Outstanding.............................   74.7    74.3   73.9
  Treasury Stock Method (a):
    Stock Options........................................    --      0.7    0.7
  Assumed Conversion of Debt.............................    --      2.2    2.2
                                                          ------  ------ ------
Average Shares Outstanding...............................   74.7    77.2   76.8
                                                          ======  ====== ======
  Earnings (Loss) from Continuing Operations............. $(46.4) $140.9 $195.5
  Interest Expense, net of tax...........................    --      4.5    4.2
                                                          ------  ------ ------
  Diluted Earnings (Loss) from Continuing Operations..... $(46.4) $145.4 $199.7
                                                          ======  ====== ======
  Diluted Earnings (Loss) Per Share from Continuing
   Opeations............................................. $(0.62) $ 1.88 $ 2.60
                                                          ======  ====== ======
  Net Earnings (Loss).................................... $(14.8) $155.8 $209.4
  Interest Expense, net of tax...........................    --      4.5    4.2
                                                          ------  ------ ------
  Diluted Net Earnings (Loss)............................ $(14.8) $160.3 $213.6
                                                          ======  ====== ======
  Diluted Net Earnings (Loss) Per Share.................. $(0.20) $ 2.08 $ 2.78
                                                          ======  ====== ======

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(a) Using the average market price per share of stock for the period; effect of stock options precipitates an anti-dilutive calculation in 1997, and therefore not included; convertible debt retired in 1997.